DiVall Insured Income Properties 2, L.P. Quarterly News

A Publication of The Provo Group, Inc.	February 15, 2017

2016 Fourth Quarter Distribution will be $100,000 or $2.16 per unit	Distribution Highlights…

We are projecting to distribute $800,000 in the aggregate over four quarters from 2017 operations.	●	$100,000 ($2.16 per unit) will be distributed for the fourth quarter of 2016 on or about February 15, 2017.

If we sell the former Wendy’s property located in Martinez, GA, which is currently classified as held for sale, the net proceeds from this sale will be distributed after closing, and will likely increase the aggregate amount distributed to the limited partners from 2017 operations.

	●	Since the partnership's initial capital raise of $46 million in the early 1990's, the partnership has distributed approximately $75 million to investors, from both operations and strategic sales.
We expect the 2018 distributions to increase at least 10% over 2017.	Additional financial information can be accessed…

Seven of eight Wendy's exercise options

The seven Wendy's properties with leases previously scheduled to expire on November 6, 2021, each exercised a five (5) year option in January 2017, which extends their term through November 6, 2026. All eight of the Wendy's leases now expire on the same date in 2026.

For further Quarterly 2016 unaudited financial information, see the Partnership's interim financial reports filed as part of the Partnership's Form 10-Q. A copy of this filing and other public reports can be viewed and printed free of charge at the Partnership's website at www.divallproperties.com or at the SEC's website at www.sec.gov. The Partnership's 2015 Annual Report on Form 10-K was filed with the SEC on March 25, 2016, which also can be accessed via the websites listed. The 2016 Annual Report on Form 10-K will be available by the end of March 2017.

Inside This Issue 2 Questions & Answers 2 Contact Information

FORWARD LOOKING STATEMENTS

Forward-looking statements may differ materially from actual results. Investors are cautioned not to place undue reliance on forward-looking statements, which reflect the Partnership's management's view only as of February 15, 2017, the date this newsletter was sent for printing and mail assembly The Partnership undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this newsletter include changes in general economic conditions, changes in real estate conditions and markets, inability of current tenants to meet financial obligations, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.

DiVall Insured Income Properties 2, L.P.

QUESTIONS & ANSWERS

●   When can I expect to receive my next distribution mailing?

Your distribution correspondence for the First Quarter of 2017 is scheduled to be mailed on or about May 15, 2017.

●   When will the Partnership mail the 2016 K-1's?

We plan to mail 2016 K-1's during the first week of March, 2017.

●   What was the estimated December 31, 2016 Net Unit Value ("NUV")?

Management has estimated the December 31, 2016 Net Unit Value of each interest of the Partnership to approximate $340. Please note that the estimated year-end NUV should be adjusted (reduced) for any subsequent property sale(s) or applicable impairment write-downs during the following year. As with any valuation methodology, the independent third-party appraised valuation methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NUV. Accordingly, with respect to the estimated NUV, the Partnership can give no assurance that:

●	an investor would be able to resell his or her Units at this estimated NUV;
●	an investor would ultimately realize distributions per Unit equal to the Partnership's estimated NUV per Unit upon the liquidation of all of the Partnership's assets and settlement of its liabilities;
●	the Units would trade at the estimated NUV in a secondary market; or
●	the methodology used to estimate the Partnership's NUV would be acceptable under ERISA for compliance with their respective reporting requirements.

●   How can I obtain hard copies of Quarterly and Annual Reports or other SEC filings?

Please visit the Investor Relations page at the Partnership website at www.divallproperties.com or the SEC website at www.sec.gov to print a copy of the report(s) or contact Investor Relations.

●   What is the meaning of the word "Insured" in the name of this investment?

In the offering materials from the late 1980's, sponsored by the former general partners, there was a representation (but no "guarantee") that the Partnership would seek to insure rents from vacant properties. Although, there was some initial availability of very restrictive and limited (one year) insurance, that availability vanished in the early 1990's.

In other words, the former general partners were "fast and loose" with professing the concept of "Insured" and the next and final partnership they sold did not use the term in the investment's name.

●   How do I have a question answered in the next Newsletter?

Please e-mail your specific question to Lynette DeRose at lderose@theprovogroup.com or visit the Investor Relations page at www.divallproperties.com.

●   I’ve moved. How do I update my account registration?

Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

●   If I have questions or comments, how can I reach DiVall Investor Relations?

You can reach DiVall Investor Relations at the address and/or number(s) listed below.

CONTACT INFORMATION

MAIL:	DiVall Investor Relations	PHONE:	1-800-547-7686
	c/o Phoenix American Financial Services, Inc.	FAX:	1-415-485-4553
2401 Kerner Blvd.
San Rafael, CA 94901

DiVall Insured Income Properties 2, L.P.